Exhibit 23.4



                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





To McCaw Cellular Communications, Inc.

As independent public accounts, we hereby consent to the incorporation of our report dated February 23, 1994 on Garden State Cablevision L.P. and included in McCaw Cellular Communications, Inc.'s Form 10-K into previously filed Registration Statements File no. 33-20985; File No. 33-27820; File No. 33-43772; File No. 33-55812; File No. 33-66078; File No.
33-50317. It should be noted that we have not audited any financial statements of Garden State Cablevision L.P. subsequent to December 31, 1993 or performed any audit procedures subsequent to the date of our report.

                                   ARTHUR ANDERSEN & CO.


Philadelphia, Pa.
March 30, 1994